HAPPY KIDS INC.

                               AMENDMENT NO. 1 TO
                    CHANGE IN CONTROL SEVERANCE PAY AGREEMENT

     THIS AMENDMENT NO. 1 (this "Amendment"), dated as of July 1, 1999, to that certain CHANGE IN CONTROL SEVERANCE PAY AGREEMENT, made as of the 12th day of January, 1999 (the "Severance Pay Agreement"), by and between Happy Kids Inc., a New York corporation (the "Company"), and Stuart Bender, an employee of the Company (the "Employee").

                                    Recitals:
                                    --------

     WHEREAS, the Company and the Employee, in order to provide for the payment, in certain instances, of severance pay to the Employee in the event of the termination of Employee's employment in connection with certain changes in control of the Company, have entered into the Severance Pay Agreement; and

     WHEREAS, the Company and the Employee intended that such payments made pursuant to the Severance Pay Agreement would qualify under the provisions of
Section 280G of the Internal Revenue Code (the "Code") for exemption pursuant to Code Section 280G(b)(5); and

     WHEREAS, the Company and the Employee now desire to clarify such intention in the Severance Pay Agreement by way of this Amendment thereto;

     NOW, THEREFORE, such Severance Pay Agreement shall be amended as follows:

                                   Agreement:
                                   ---------

     In consideration of the premises and the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee agree as follows:

     Section 1.  Amendment.  The Severance  Pay Agreement  shall be amended such
     ---------------------
that Section 3A shall be added thereto, to read in its entirety as follows:

"Section 3A.  Tax Issues.
------------------------

     (a) Excise Tax Exemption. The Severance Amount payable under this Agreement is assumed to satisfy the requirements for an excess parachute payment exemption under Section 280G(b)(5) of the Internal Revenue Code (the "Code") and the regulations thereunder. If the Severance Amount payable under this Agreement is deemed not to meet the requirements of Code Section 280G(b)(5), or such successor Code Section thereto, then Section 3A(b) of this Agreement shall apply.

      (b)  Determination  of  Alternative  Severance  Amount  Limit.  Subject to
Section 3A(a) herein, but notwithstanding any other provision of this Agreement, if any portion of the Severance Amount or any other payment under this Agreement, or under any other agreement with, or plan of the Company or any of its affiliates or subsidiaries (in the aggregate "Total Payments") would constitute an "excess parachute payment", then the payments to be made to the Employee under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be one dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Code Section 4999. However, such reduction in Severance Amount shall apply if, and only if, the resulting Severance Amount with such reduction is greater in value to the Employee than the value of the Severance Amount without a reduction, net of any tax imposed on the Employee pursuant to Code Section 4999.

      For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to such terms in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein.

      (c) Procedure for Establishing Alternative Limitation. Within fifteen (15) calendar days following delivery of notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an "excess parachute payment", the Employee and the Company, at the Company's expense and discretion, shall obtain the opinion of the Company's outside law firm, which sets forth: (1) the amount of the Employee's annualized includable compensation for the base period (as defined in Code Section 280G(d)(1); (2) the present value of the Total Payment; and (3) the amount and present value of any "excess parachute payment".

      In any event that such opinion determines that there would be an "excess parachute payment," such that a reduction in the Severance Amount would result in a greater net benefit to the Employee (as provided in Section 3A(b) hereof), then the Severance Amount hereunder or any other payment determined by such counsel to be includable in Total Payments shall be reduced or eliminated as specified by the Employee in writing delivered to the Company within ten (10) calendar days of his receipt of such opinion, or, if the Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the basis of calculations set forth in such opinion, there will be no "excess parachute payment"."

      Section 2.  Severability.  Should any  clause,  portion or section of this
      ------------------------
Amendment be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Amendment.

      Section 3.  Assignment:  Successors in  Interest.   This Amendment,  being
      ------------------------------------------------
personal to the Employee, may not be assigned by the Employee. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the heirs, executors and personal representatives of the Employee.

      Section 4.  Waiver.  Failure to insist upon strict compliance  with any of
      ------------------
the terms, covenants or conditions of this Amendment shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

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

      Section 5.  Governing  Law.   This  Amendment  shall  be  governed  by and
      --------------------------
construed in accordance with the laws of the State of New York applicable in the case of agreements made and to be performed entirely within such State.

      Section 6.  Arbitration.   Any controversy  or claim  arising out of or in
      -----------------------
connection with this Amendment shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the State of New York and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the State of New York. The arbitration award shall include attorneys' fees and costs to the prevailing party.

                                  * * * * * *




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

      IN WITNESS WHEREOF, this Amendment has been executed by the undersigned as of the date first above written.

                                    HAPPY KIDS INC.



                                    By:/s/ Jack Benun
                                       -------------------------------------
                                       Jack Benun,
                                       President and Chief Executive Officer


                                    THE EMPLOYEE


                                    /s/ Stuart Bender
                                    ------------------------------
                                          Stuart Bender








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